Exhibit 99.1

NEWS RELEASE Atlanta, Georgia April 9, 2009 Contact: Investor Relations Phone: (770) 729-6512 e-mail: investor.relations@ems-t.com www.ems-t.com
EMS TECHNOLOGIES ADJUSTS
EARNINGS GUIDANCE FOR 2009
ATLANTA — April 9, 2009 — EMS Technologies, Inc. (Nasdaq — ELMG) today announced that it is adjusting the low end of the range of its previous earnings guidance for the 2009 fiscal year from $1.55 to $1.35 per share from continuing operations based on accounting standards used in 2008 and prior years, which excluded acquisition-related charges from the income statement. The effects of the slowing economy in 2009 on the Company’s LXE business, including delays in customer orders, especially in North America, are an increasing concern, and the guidance has been adjusted accordingly. The Company expects to continue pursuing its plan of restructuring for LXE, which is now not expected to be profitable for the first quarter or the full year. Management believes that the remainder of the Company’s business — comprising the defense and space segment, as well as the communications and tracking segment (principally aeronautical SATCOM) — are on course to meet expectations for the year. Recent acquisitions in the communications and tracking segment are performing quite well and integration is proceeding on plan.
The Company expects to announce results for the fiscal quarter ended April 4, 2009 late in the month.
Effect of New Accounting Standard
As noted above, the Company’s earnings guidance for 2009 is based on accounting standards used in 2008 and prior years. Effective in 2009, a new accounting standard, Statement of Financial Accounting Standards (“SFAS”) 141(R), “Business Combinations,” changes the accounting for business combinations. One of the changes required by SFAS 141(R) is that expenditures for transaction services such as legal advice, third-party due diligence and asset valuation will no longer be capitalized as part of the cost of an acquisition but will be expensed in the income statement. In addition, SFAS 141(R) requires that an earnout provision (purchaser to pay seller for achieving specific post-closing performance targets) must be recorded at fair value on a discounted basis; the accretion of the discounted liability, as well as any subsequent material changes, favorable or unfavorable, in the fair value of the earnout will affect the income statement. The Company now estimates that the charges to the 2009 income statement for transaction costs and accounting for the earnout related to
(more)

NEWS RELEASE (Continued) Atlanta, GA April 9, 2009
acquisitions completed in the first quarter of 2009 will be approximately $.25 — $.27 per share, which is not included in the guidance above.
In addition, further significant acquisition activity not currently anticipated in 2009, would reduce earnings under generally accepted accounting principles by the amount of related transaction expenses and accretion charges for an earnout, if any.

EMS Technologies, Inc. (Nasdaq: ELMG) is a leading innovator in the design, manufacture, and marketing of wireless communications technologies addressing the enterprise mobility, communications-on-the-move and in-flight connectivity markets for both the commercial and government industries. EMS focuses on the needs of the mobile information user and the increasing demand for wireless broadband communications. EMS products and services enable communications across a variety of coverage areas, ranging from global, to regional, to within a single facility. EMS has three operating segments:
•	Communications and Tracking supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite networks at a variety of data speeds; this segment (formerly Satellite Communications) was renamed in 2009 to reflect recent acquisitions and their highly complementary connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications.

•	Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for today’s most innovative airlines; and

•	LXE is a leading provider of rugged computers and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide;
For more information, visit EMS at www.ems-t.com.
(more)

NEWS RELEASE (Continued) Atlanta, Georgia April 9, 2009
Statements contained in this press release regarding the Company’s expectations for its financial results for 2009, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the continued availability of financing for aero-connectivity data communications systems;
(more)

NEWS RELEASE (Continued) Atlanta, Georgia April 9, 2009

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	the Company’s ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquisitions do not perform as expected or are otherwise dilutive to our earnings;

•	the increased potential for asset impairment charges as a result of generally unfavorable economic conditions and the required use of fair value accounting;

•	the potential effects of implementing Statement of Financial Accounting Standards (“SFAS”) 141(R ), “Business Combinations,” which requires, for acquisitions completed in 2009 and thereafter, that certain acquisition-related expenditures should be accounted for as period expenses in the income statement, and that the acquisition-date fair value will become the measurement objective for all assets acquired and liabilities assumed, resulting in potential unfavorable effects on the income statement if there are subsequent changes in fair values of certain assets and liabilities;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations made by the Company, and obligations assumed by purchasers, in connection with the Company’s dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
# # # #